UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2013 (June 7, 2013)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Everything Everywhere Office Building

On June 7, 2013, American Realty Capital Global Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in an office building located in Merthyr Tydfil, United Kingdom for a contract purchase price of $12.4 million (based upon an exchange rate of $1.55 to £1.00, as of the date of acquisition), exclusive of closing costs. The seller, Mapeley Acquisition Co (5) Limited, had no material relationship with the Company and the acquisition was not an affiliated transaction.

The property contains 64,832 rentable square feet and is 100% leased to Everything Everywhere Limited, a mobile network operator and internet service provider. The original lease has a 15-year term with 14.1 years remaining at the date of acquisition. Rent is adjusted upward to market every five years. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight line rental income is $1.2 million.

The Company funded the acquisition of the property with: (i) $6.2 million from proceeds from its ongoing initial public offering; and (ii) $6.2 million from the Loan (as defined below) as described in Item 2.03 below and incorporated by reference herein.

A copy of the press release announcing the acquisition of an office building leased to Everything Everywhere Limited is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Santander Loan

On June 7, 2013, the Company, through an indirect wholly owned subsidiary of its operating partnership, entered into a loan agreement (the “Loan”) with Santander UK plc in the amount of $6.2 million (based upon an exchange rate of $1.55 to £1.00, as of the date of the loan). The Loan provides for quarterly interest payments with all principal outstanding being due on the maturity date in June 2018. The Loan bears interest at a rate of 3.96% per annum, fixed by an interest rate swap.

The Loan may be prepaid at any time, in whole or in part, with breakage costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Loan and to accelerate the payment on any unpaid principal amount of the Loan.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired (Lessee)

Set forth in this Item 9.01(a) are summary financial statements of Everything Everywhere Limited.

Everything Everywhere Limited currently posts its financial statements in annual reports on its website at www.ee.co.uk; the following summary financial data regarding Everything Everywhere Limited are taken from such source:

	Fiscal Year Ended December 31,		Nine Months Ended December 31,
(Amounts in Millions)	2012 (Audited)	2011 (Audited)	2010 (Audited)
Consolidated Condensed Statements of Income
Revenue	£6,657	£6,784	£5,298
Group operating loss	(170)	(68)	(40)
Loss for the year attributable to the equity holders of the parent	(191)	(104)	(84)

(Amounts in Millions)	December 31, 2012 (Audited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)
Consolidated Condensed Balance Sheets
Total assets	£15,161	£15,262	£16,202
Non-current interest bearing loans and borrowings	2,122	870	-
Total liabilities	4,844	4,011	3,950
Total net assets	10,317	11,251	12,252

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: June 10, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors